Exhibit 99.1

CONTACTS:
Mike Steele	Karen Denning
Investor Relations	Media Relations
561-438-3657	630-864-6050
Michael.Steele@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces Second Quarter 2015 Results

Continues to Deliver Substantial Improvement in Operating Income

Accelerates U.S. Retail Store Portfolio Optimization

Boca Raton, Fla., August 4, 2015 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015 to be acquired by Staples, Inc. (“Staples”), today announced results for the second quarter ended June 27, 2015.

“In the second quarter we significantly improved operating income versus last year, primarily due to continued excellent execution on our merger integration, synergies and efficiencies, and positive same-store sales growth,” said Roland Smith, chairman and chief executive officer for Office Depot. “While total company sales declined compared to prior year, driven primarily by planned store closures and foreign currency translation, continued success in the consolidation of our U.S. retail store portfolio and increased operational effectiveness drove positive quarterly same-store sales growth for the first time in many years. We are especially pleased with our performance in light of the inherent disruption associated with the pending acquisition by Staples. We continue to focus on executing our Critical Priorities and remain on track with the Office Depot/OfficeMax merger integration and our European restructuring.”

Smith added, “We are pleased that our shareholders overwhelmingly approved the pending acquisition by Staples on June 19th. We remain on track with the regulatory review process, and we continue to anticipate this transaction will close by the end of 2015.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2015 were $3.4 billion compared to $3.8 billion in the second quarter of 2014, a decrease of 10%.

In the second quarter of 2015, Office Depot reported an operating loss of $51 million and a net loss attributable to Office Depot, Inc. of $58 million, or $0.11 loss per share. In the second quarter of 2014, the reported operating loss was $185 million and the net loss attributable to Office Depot, Inc. was $190 million, or $0.36 loss per share.

Adjusted (non-GAAP) Results (1)

Total adjusted sales in the second quarter of 2015 declined 3% compared to the prior year period, excluding the impact of foreign currency translation, U.S. retail store closures, and sales from the company’s interest in the Grupo OfficeMax joint venture which was sold in August 2014.

Adjusted operating income for the second quarter of 2015 was $73 million compared to $18 million in the second quarter of 2014. Adjusted net income attributable to Office Depot, Inc. for the second quarter of 2015 was $32 million, or $0.06 earnings per share, compared to an adjusted net loss of $12 million, or $0.02 loss per share, in the second quarter of 2014.

•	Adjusted operating income for the second quarter of 2015 excludes special charges and credits totaling $124 million, which were comprised of $98 million in expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, $22 million in International restructuring charges, and $4 million in non-cash store impairment charges.

•	Adjusted net income for the second quarter of 2015 excludes the tax effect of these items.

Consolidated (in millions, except per share amounts)	2Q15	2Q14	YTD15	YTD14
Selected GAAP measures:
Sales	$3,440	$3,841	$7,317	$8,194
Sales decline from prior year period	(10)%		(11)%
Gross profit	$814	$883	$1,751	$1,898
Gross profit margin	23.7%	23.0%	23.9%	23.2%
Operating income (loss)	$(51)	$(185)	$36	$(263)
Net income (loss) attributable to Office Depot, Inc.	$(58)	$(190)	$(13)	$(300)
Net earnings (loss) per share	$(0.11)	$(0.36)	$(0.02)	$(0.56)
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding Grupo OfficeMax JV sales, foreign currency translation, and impact from U.S store closures	(3)%		(3)%
Adjusted gross profit	$814	$867	$1,751	$1,865
Adjusted gross profit margin	23.7%	22.9%	23.9%	23.1%
Adjusted operating income	$73	$18	$208	$85
Adjusted operating income margin	2.1%	0.5%	2.8%	1.1%
Adjusted net income (loss) attributable to Office Depot, Inc.	$32	$(12)	$103	$25
Adjusted net earnings (loss) per share	$0.06	$(0.02)	$0.19	$0.05

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the tax effect of these items, which may include but not be limited to merger integration and acquisition-related expenses, restructuring charges, significant legal accruals, and asset impairments. Adjusted results for the second quarter of 2014 also exclude results from the Grupo OfficeMax consolidated joint venture for comparability, as the Office Depot interest in the joint venture was sold in August 2014. Additionally, the adjusted year-over-year rate of sales decline for the consolidated company excludes 2014 sales from the company’s interest in the Grupo OfficeMax joint venture, the impact from foreign currency translation, and U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.3 billion in the second quarter of 2015, a decline of 8% compared to the prior year period, primarily due to planned store closures in the fiscal twelve months through June 27, 2015. Same-store sales increased 1%, driven largely by transferred sales from closed stores and increased operational effectiveness.

North American Retail (in millions)	2Q15	2Q14	YTD15	YTD14
Sales	$1,342	$1,457	$2,995	$3,267
Same-store sales increase (decline) from prior year	1%		(1)%
Division operating income (loss)	$42	$(6)	$128	$31
Division operating income (loss) margin	3.1%	(0.4)%	4.3%	0.9%

Retail Division operating income was $42 million, or 3.1% of sales, in the second quarter of 2015 compared to an operating loss of $6 million, or 0.4% of sales, in the second quarter of 2014. The improvement from the prior year quarter resulted largely from a decrease in occupancy costs driven by store closures, a decrease in selling, general and administrative expenses including advertising and payroll, as well as favorable legal settlements and an improvement in the gross margin rate; all of which were partially offset by the negative flow-through impact of lower sales.

Office Depot ended the second quarter of 2015 with a total of 1,626 retail stores in the North American Retail Division. During the quarter, the company closed 99 stores.

North American Business Solutions Division

Business Solutions Division sales were $1.4 billion in the second quarter of 2015, a decline of 4% compared to the prior year period. Sales declined 3% in constant currency. The sales decline was mostly attributable to the scheduled transition out of certain large customers that purchased under a legacy OfficeMax Tier 1 buying arrangement and lower sales in Canada.

Business Solutions (in millions)	2Q15	2Q14	YTD15	YTD14
Sales	$1,434	$1,491	$2,910	$3,032
Sales decline in constant currency from prior year	(3)%		(3)%
Division operating income	$63	$59	$120	$99
Division operating income margin	4.4%	4.0%	4.1%	3.3%

Business Solutions Division operating income was $63 million, or 4.4% of sales, in the second quarter of 2015 compared to $59 million, or 4.0% of sales, in the second quarter of 2014. The increase compared to the prior year quarter was driven by lower selling, general and administrative expenses including payroll and advertising, partially offset by the negative flow-through impact of lower sales.

International Division

International Division sales were $0.7 billion in the second quarter of 2015, a decline of 20% compared to the prior year period, primarily due to the negative impact of foreign currency translation. International sales declined 6% in constant currency.

International (in millions)	2Q15	2Q14	YTD15	YTD14
Sales	$664	$834	$1,412	$1,768
Sales decline in constant currency from prior year	(6)%		(7)%
Division operating income (loss)	$2	$(2)	$15	$14
Division operating income (loss) margin	0.3%	(0.2)%	1.1%	0.8%

International Division operating income was $2 million, or 0.3% of sales, in the second quarter of 2015 compared to an operating loss of $2 million, or 0.2% of sales, in the second quarter of 2014. The improvement from the prior year quarter reflected lower selling, general and administrative expenses including payroll and advertising, and improvement in the gross margin rate; partially offset by the negative flow-through impact of lower sales.

At the end of the second quarter of 2015, there were a total of 267 retail stores in the International Division, including 146 company-owned stores and 121 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $34 million in the second quarter of 2015 compared to $33 million in the second quarter of 2014.

Balance Sheet and Cash Flow

As of June 27, 2015, Office Depot had $867 million in cash and cash equivalents and approximately $1.2 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.0 billion. Total debt was $707 million, excluding $829 million of non-recourse debt related to the credit-enhanced timber installment notes. In the second quarter of 2015, cash used in operating activities was $90 million, and included payments related to merger and acquisition expenses, legal settlements, and international restructuring expenses. Capital expenditures were $44 million in the second quarter of 2015, including $25 million related to merger integration.

Acquisition by Staples

On February 4, 2015, Office Depot and Staples announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors, and was overwhelmingly approved by Office Depot shareholders at the Annual Meeting on June 19, 2015, with 99.5% of votes cast in favor of the transaction. Also In the second quarter, the proposed transaction received clearance from the Commerce Commission of New Zealand and the Ministry of Commerce of the People’s Republic of China. Office Depot and Staples continue to seek clearance from regulatory agencies in the United States, the European Union, Canada, and Australia. The agreement includes representations, warranties and conditions, including breakup fees under certain conditions if the transaction fails to close. The transaction is anticipated to close by the end of 2015. Refer to the company’s definitive proxy statement/prospectus filed with the Securities and Exchange Commission on May 18, 2015 for additional information on the transaction.

Outlook

Office Depot continues to expect total company sales in 2015 to be lower than 2014, primarily due to its decision to close certain stores, the negative impact of currency translation, business disruption from the announcement of the pending acquisition by Staples, and continued challenging market conditions in our industry.

In 2015, total company capital expenditures are expected to be approximately $200 million, and total company depreciation and amortization is expected to be approximately $300 million.

With respect to the OfficeMax merger:

•	Office Depot continues to expect to achieve total annual run-rate merger synergy benefits of more than $750 million by the end of 2016. The company began 2015 with over $500 million in run-rate merger synergy benefits.

•	The company has accelerated its U.S. retail store optimization plan, and now expects to close approximately 175 stores in 2015 and at least 60 in 2016, for a total of at least 400 closures by the end of 2016.

•	The company expects approximately $250 million of merger integration expenses will be required during the 2015-2016 period, including expenses related to optimizing the U.S. retail store portfolio.

•	The company anticipates merger integration capital spending of approximately $160 million during the 2015-2016 period (approximately $80 million each year).

Also, the company expects the European restructuring plan to generate annualized cost reduction benefits of approximately $80 million by the end of 2016, based on current exchange rates (no change to the original estimated benefit in local currencies that was initially communicated in October 2014). Restructuring charges are expected to be approximately $80 million in 2015, consisting of severance pay and other employee termination benefits as well as lease obligation and other costs.

Additionally, the company estimates it will incur approximately $100 million of expenses related to the pending acquisition by Staples, primarily consisting of employee retention costs and advisory fees, $49 million of which were incurred in the first half of 2015.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company has annual sales of approximately $16 billion, employs approximately 56,000 associates, and serves consumers and businesses in 56 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, joint ventures, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, Reliable and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s proposed merger with Staples, including satisfaction of the conditions of the proposed merger in the proposed timeframe or at all, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Sales	$3,440	$3,841	$7,317	$8,194
Cost of goods sold and occupancy costs	2,626	2,958	5,566	6,296

Gross profit	814	883	1,751	1,898

Selling, general and administrative expenses	741	863	1,543	1,805
Asset impairments	4	22	9	72
Merger, restructuring, and other operating expenses, net	120	103	163	204
Legal accrual	—	80	—	80

Operating income (loss)	(51)	(185)	36	(263)
Other income (expense):
Interest income	6	6	12	12
Interest expense	(23)	(16)	(48)	(41)
Other income (expense), net	1	(2)	2	(2)

Income (loss) before income taxes	(67)	(197)	2	(294)
Income tax expense (benefit)	(9)	(8)	15	4

Net loss	(58)	(189)	(13)	(298)
Less: Results attributable to the noncontrolling Interests	—	1	—	2

Net loss attributable to Office Depot, Inc.	$(58)	$(190)	$(13)	$(300)

Basic and diluted loss per share	$(0.11)	$(0.36)	$(0.02)	$(0.56)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	June 27, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$867	$1,071
Receivables, net	1,172	1,264
Inventories	1,554	1,638
Prepaid expenses and other current assets	285	245

Total current assets	3,878	4,218

Property and equipment, net	842	963
Goodwill	397	391
Other intangible assets, net	63	72
Timber notes receivable	915	926
Deferred income taxes	26	32
Other assets	239	242

Total assets	$6,360	$6,844

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,225	$1,340
Accrued expenses and other current liabilities	1,227	1,517
Income taxes payable	—	4
Short-term borrowings and current maturities of long-term debt	59	32

Total current liabilities	2,511	2,893

Deferred income taxes and other long-term liabilities	602	621
Pension and postretirement obligations, net	187	196
Long-term debt, net of current maturities	648	674
Non-recourse debt	829	839

Total liabilities	4,777	5,223

Commitments and contingencies

Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 554,053,346 in June 2015 and 551,097,537 in December 2014	6	6
Additional paid-in capital	2,582	2,556
Accumulated other comprehensive income	56	107
Accumulated deficit	(1,003)	(990)
Treasury stock, at cost – 5,915,268 shares in 2015 and 2014	(58)	(58)

Total equity	1,583	1,621

Total liabilities and stockholders’ equity	$6,360	$6,844

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 27, 2015	June 28, 2014
Cash flows from operating activities:
Net loss	$(13)	$(298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	150	155
Charges for losses on inventories and receivables	30	35
Asset impairments	9	72
Changes in working capital and other	(311)	(126)

Net cash used in operating activities	(135)	(162)

Cash flows from investing activities:
Capital expenditures	(71)	(66)
Acquisition, net of cash acquired	(10)	—
Proceeds from sale of available for sale securities	—	43
Proceeds from assets sold and other	42	8

Net cash used in investing activities	(39)	(15)

Cash flows from financing activities:
Net proceeds on employee share-based transactions	4	1
Net payments on long and short-term borrowings	(12)	(10)
Debt related fees	(1)	—

Net cash used in financing activities	(9)	(9)

Effect of exchange rate changes on cash and cash equivalents	(21)	3
Impact of cash and cash equivalent in consolidated joint-venture held for sale	—	3

Net decrease in cash and cash equivalents	(204)	(180)
Cash and cash equivalents at beginning of period	1,071	948

Cash and cash equivalents at end of period	$867	$768

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q2 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,440		$—	$—	$3,440
Gross profit	814	23.7%	—	—	814	23.7%
Operating expenses	865	25.1%	124	—	741	21.5%

Operating income (loss)	$(51)	(1.5)%	$(124)	$—	$73	2.1%
Net income (loss) attributable to Office Depot, Inc.	$(58)	(1.7)%	$(90)	$—	$32	0.9%

Earnings (loss) per share	$(0.11)		$(0.17)	$—	$0.06

Q2 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,841		$—	$59	$3,782
Gross profit	883	23.0%	—	16	867	22.9%
Operating expenses	1,068	27.8%	205	14	849	22.4%

Operating income (loss)	$(185)	(4.8)%	$(205)	$2	$18	0.5%
Net income (loss) attributable to Office Depot, Inc.	$(190)	(4.9)%	$(178)	$0	$(12)	(0.3)%

Earnings (loss) per share	$(0.36)		$(0.34)	$0.00	$(0.02)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

YTD Q2 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$7.317		$—	$—	$7,317
Gross profit	1,751	23.9%	—	—	1,751	23.9%
Operating expenses	1,715	23.4%	172	—	1,543	21.1%

Operating income (loss)	$36	0.5%	$(172)	$—	$208	2.8%
Net income (loss) attributable to Office Depot, Inc.	$(13)	0.2%	$(116)	$—	$103	1.4%

Earnings (loss) per share	$(0.02)		$(0.21)	$—	$0.19

YTD Q2 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$8,194		$—	$127	$8,067
Gross profit	1,898	23.2%	—	33	1,865	23.1%
Operating expenses	2,161	26.4%	356	25	1,780	22.1%

Operating income (loss)	$(263)	(3.2)%	$(356)	$8	$85	1.1%
Net income (loss) attributable to Office Depot, Inc.	$(300)	(3.7)%	$(325)	$0	$25	0.3%

Earnings (loss) per share	$(0.56)		$(0.61)	$0.00	$0.05

Amounts may not foot due to rounding

Note: Beginning with the first quarter of 2015, the company has recognized deferred tax benefits in its US tax provision for determining non-GAAP net income attributable to Office Depot, Inc. and earnings per share (“EPS”). This change has not been applied to the tax provision for determining GAAP net income attributable to Office Depot, Inc. or EPS as the company remains in a cumulative loss for the 36 month period on a GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended June 27, 2015	26 Weeks Ended June 27, 2015
Reported (GAAP) sales decline	(10)%	(11)%
Exclusion of foreign currency translation impact	(3)%	(3)%
Exclusion of U.S. store closure impacts	(3)%	(3)%
Exclusion of 2014 Grupo OfficeMax JV sales	(2)%	(2)%

Adjusted Sales decline (excluding impact from foreign currency translation, U.S. retail store closures, and 2014 Grupo OfficeMax JV sales)	(3)%	(3)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q2 2015	YTD Q2 2015
North American Retail (NAR):
Stores opened	—	—
Stores closed	99	119
Total NAR (U.S.) stores	1,626
Total NAR square footage (in millions)	36.8
Average square footage per store (in thousands)	22.7

International Division Company-Owned:
Stores opened	1	3
Stores closed	1	3
Total International Company-Owned	146

International Division Franchisees & Licensees:
Stores opened	3	5
Stores closed	1	1
Total International Franchisees & Licensees	121